EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Reports Fourth Quarter and Full Fiscal Year 2019 Results

-- Fourth Quarter Results Reflect Positive Comps at Tommy Bahama and Lilly Pulitzer --
--12th Consecutive Quarter of Positive Consolidated Comps--
--Company Takes Actions in Response to Global COVID-19 Outbreak--

ATLANTA, March 26, 2020 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE: OXM) today announced financial results for its fourth quarter and fiscal 2019 year ended February 1, 2020.  Consolidated net sales were $297.6 million in the fourth quarter of fiscal 2019 compared to $298.5 million in the fourth quarter of fiscal 2018. Earnings on a GAAP basis were $0.90 per share in the fourth quarter of fiscal 2019 as compared to $0.99 per share in the same period of the prior year.  Adjusted earnings increased to $1.09 per share in the fourth quarter of fiscal 2019 from $1.08 per share in the fourth quarter of fiscal 2018.

Full fiscal year consolidated net sales increased to $1.123 billion in fiscal 2019 compared to $1.107 billion in fiscal 2018. Full fiscal year earnings per share on a GAAP basis increased to $4.05 compared to $3.94 in the prior year. Adjusted earnings were $4.32 per share in both fiscal 2019 and fiscal 2018.

Thomas C. Chubb III, Chairman and Chief Executive Officer, commented, “First and foremost, our thoughts are with the people who have been affected by the COVID-19 virus, as well as everyone who is working to protect and serve impacted communities.  During these unprecedented times, our priority is and will continue to be the health and well-being of our employees, our customers and the communities in which we live and work.  We have broadly and successfully implemented work from home capabilities and our stores and restaurants are temporarily closed.  We have also taken decisive actions which leverage the strength of our balance sheet and our prowess in e-commerce and digital.”

“Looking back on fiscal 2019, our consolidated results somewhat mask the important progress that was made in our critically important direct to consumer businesses.  Fourth quarter comparable sales increased 4%, marking our 12th consecutive quarter of positive gains. For the year, comps also increased 4%, driven by e-commerce, our fastest growing channel, which grew 10% and represented 23% of our total sales.  In fiscal 2019, our wholesale sales declined as those retailers continued to face strategic challenges, with sales to department stores representing only 11% of our consolidated revenue.”

Mr. Chubb continued, “Through early March, both Tommy Bahama and Lilly Pulitzer were off to a great start in the spring selling season.  Our e-commerce businesses were strong, and our stores were doing well, as traffic held in resorts, lifestyle centers and on prestigious street fronts, where most of our stores are located. As we began to feel the impact of COVID-19 over the last few weeks, we have had to make significant changes in how we operate our business.  Our strength in digital has played a critical role in allowing us to continue to deliver our brands’ messages and compelling product collections to our customers. To mitigate inventory risks, we are working with our suppliers on forward orders and redeveloping our merchandising and marketing plans for future seasons.”

Mr. Chubb concluded, “While COVID-19 has created a great deal of near-term uncertainty, we are well-positioned to handle the challenges ahead thanks to our strong balance sheet and liquidity and our advanced digital capabilities that keep us closely connected to the consumer. And most importantly, I want to acknowledge our teams of talented, hard-working and resilient men and women, many of whose lives are being disrupted in ways we couldn’t have imagined a few weeks ago.  Ultimately, it’s the character and the quality of our people that will help us navigate these troubled times and achieve long-term success.”

Consolidated Operating Results

Fourth quarter fiscal 2019 net sales decreased to $297.6 million compared to $298.5 million in the prior year period. Comparable sales increased 4% representing the Company’s 12th consecutive quarter of positive comparable sales. The increase in the direct to consumer channels was offset by a reduction in sales in Lanier Apparel.  For the full 2019 fiscal year, net sales increased to $1.123 billion compared to $1.107 billion in the prior year, including a 4% comparable sales increase.

Gross profit in the fourth quarter increased to $166.4 million compared to $164.4 million in the same period of the prior year. Gross margin in the fourth quarter of fiscal 2019 increased 80 basis points to 55.9% driven by gross margin improvement at Lilly Pulitzer. Adjusted gross margin in the fourth quarter of fiscal 2019 increased 90 basis points to 56.2% compared to 55.3% in the fourth quarter of fiscal 2018.

Gross profit for the full year was $645.0 million compared to $637.1 million in the prior year.  Gross margin for the full year was 57.4% compared to 57.5% in fiscal 2018 on a GAAP basis, and 57.6% compared to 57.7% in fiscal 2018 on an adjusted basis.

In the fourth quarter of fiscal 2019, SG&A was $148.7 million, or 50.0% of net sales, compared to $145.8 million, or 48.8% of net sales, in the prior year’s fourth quarter. For the full year, SG&A was $566.1 million, or 50.4% of net sales, compared to $560.5 million, or 50.6% of net sales, in the prior year.

For the fourth quarter of fiscal 2019, royalties and other operating income were $3.4 million, comparable to the prior year period. Royalties and other operating income for the full year were $14.9 million compared to $14.0 million in fiscal 2018.

Operating income in the fourth quarter was $21.1 million compared to $22.0 million in the same period of the prior year. On an adjusted basis, operating income was $24.7 million compared to $24.1 million in the fourth quarter of fiscal 2018.  For the full 2019 fiscal year, operating income was $93.7 million compared to $90.6 million in fiscal 2018.  For the full year, on an adjusted basis, operating income was $99.1 million in fiscal 2019 compared to $98.2 million in the prior year.

Interest expense for the fourth quarter of fiscal 2019 was $0.1 million compared to $0.4 million in the fourth quarter of fiscal 2018.  Interest expense for the full year was $1.2 million compared to $2.3 million in fiscal 2018.

The Company’s tax rate for the fourth quarter of fiscal 2019 was 27.0% compared to 22.7% in the fourth quarter of fiscal 2018.  For the full year, the Company’s tax rate was 25.9% compared to 24.9% in the prior year.

Balance Sheet and Liquidity

Inventory decreased to $152.2 million at February 1, 2020 from $160.7 million at the end of the fourth quarter of fiscal 2018. The decrease was primarily due to better aligned inventory levels for core programs and a reduced number of weeks of inventory on hand in replenishment programs.

As of February 1, 2020, the Company had $52.5 million of cash and cash equivalents, and no borrowings under its $325 million asset-based revolving credit agreement compared to $8.3 million of cash and cash equivalents and $13.0 million of borrowings at the end of fiscal 2018. The Company ended fiscal 2019 with $322 million of unused availability under this facility.

Capital expenditures for fiscal 2019 were $37.4 million compared to $37.0 million in fiscal 2018.  Capital expenditures primarily consisted of investments in information technology initiatives, new retail stores and Marlin Bars, and investments to remodel existing retail stores and restaurants.

In the full 2019 fiscal year, cash provided by operating activities was $121.9 million and free cash flow was $84.5 million. The Company paid dividends of $25.2 million in fiscal 2019.

Actions in Response to COVID-19

The Company has taken several actions in response to the disruption and uncertainty related to the COVID-19 outbreak. The Company temporarily closed all of its North American retail stores and restaurants on March 17th, is furloughing a significant number of employees, and has broadly implemented a strategy for associates in its corporate and brand offices to work remotely. In addition, various other reductions in the Company’s expense structure and capital expenditure plans have been taken.

During March 2020, as a proactive measure to bolster its cash position and maintain maximum liquidity in response to the COVID-19 outbreak, the Company has drawn down $200 million of its $325 million asset-based revolving credit facility.

The Board of Directors declared a quarterly cash dividend of $0.25 per share, a reduction from the previous level of $0.37 per share.  The dividend is payable on May 1, 2020 to shareholders of record as of the close of business on April 17, 2020.  The Company has paid dividends every quarter since it became publicly owned in 1960.

Fiscal 2020 Outlook

Due to the uncertainty created by the COVID-19 pandemic, the Company is not providing a financial outlook for fiscal 2020 at this time.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through April 9, 2020 by dialing (412) 317-6671 access code 13699149.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Effective February 3, 2019, the Company adopted the new lease accounting guidance, which resulted in a significant increase in its reported assets and liabilities. The adoption of the new lease accounting guidance did not have a material impact on the Company’s consolidated statements of operations or consolidated statements of cash flows.

Comparable Sales

The Company’s disclosures about comparable sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, the effect of the current coronavirus outbreak; demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer spending for apparel and related products; costs of products as well as the raw materials used in those products; expected pricing levels; costs of labor; the timing of shipments requested by our wholesale customers; changes, and the impact on our business operations of such changes, in international, federal or state tax, trade and other laws and regulations, including the imposition of additional duties, tariffs, taxes or other charges or barriers to trade resulting from ongoing trade developments with China and our ability to implement mitigating sourcing strategies; weather; fluctuations and volatility in global financial markets, such as the recent substantial decline in oil prices; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and remodels as well as other capital expenditures; acquisition and disposition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; the impact of any restructuring initiatives we may undertake in one or more of our business lines; access to capital and/or credit markets; changes in accounting standards and related guidance; and factors that could affect our consolidated effective tax rate. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2019 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:              Anne M. Shoemaker
Telephone:          (404) 653-1455
E-mail:                InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	February 1,	February 2,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$52,460	$8,327
Receivables, net	58,724	69,037
Inventories, net	152,229	160,656
Prepaid expenses and other current assets	25,413	31,768
Total Current Assets	$288,826	$269,788
Property and equipment, net	191,517	192,576
Intangible assets, net	175,005	176,176
Goodwill	66,578	66,621
Operating lease assets	287,181	—
Other non-current assets, net	24,262	22,093
Total Assets	$1,033,369	$727,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$65,491	$81,612
Accrued compensation	19,363	24,226
Current operating lease liabilities	50,198	—
Other accrued expenses and liabilities	42,727	36,371
Total Current Liabilities	$177,779	$142,209
Long-term debt	—	12,993
Non-current operating lease liabilities	291,886	—
Other non-current liabilities	18,566	75,286
Deferred taxes	16,540	18,411
Commitments and contingencies	—	—
Shareholders’ Equity
Common stock, $1.00 par value per share	17,040	16,959
Additional paid-in capital	149,426	142,976
Retained earnings	366,793	323,515
Accumulated other comprehensive loss	(4,661)	(5,095)
Total Shareholders’ Equity	$528,598	$478,355
Total Liabilities and Shareholders’ Equity	$1,033,369	$727,254

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Fourth Quarter		Fourth Quarter
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
Net sales	$297,596	$298,535	$1,122,790	$1,107,466
Cost of goods sold	131,203	134,133	477,823	470,342
Gross profit	$166,393	$164,402	$644,967	$637,124
SG&A	148,701	145,761	566,149	560,508
Royalties and other operating income	3,388	3,360	14,857	13,976
Operating income	$21,080	$22,001	$93,675	$90,592
Interest expense, net	74	411	1,245	2,283
Earnings before income taxes	$21,006	$21,590	$92,430	$88,309
Income taxes	5,674	4,911	23,937	22,018
Net earnings	$15,332	$16,679	$68,493	$66,291

Net earnings per share:
Basic	$0.91	$1.00	$4.09	$3.97
Diluted	$0.90	$0.99	$4.05	$3.94
Weighted average shares outstanding:
Basic	16,779	16,698	16,756	16,678
Diluted	16,965	16,890	16,914	16,842

Dividends declared per share	$0.37	$0.34	$1.48	$1.36

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fiscal 2019	Fiscal 2018
Cash Flows From Operating Activities:
Net earnings	$68,493	$66,291
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	39,116	39,880
Amortization of intangible assets	1,171	2,610
Equity compensation expense	7,620	7,327
Amortization of deferred financing costs	384	424
Change in fair value of contingent consideration	431	970
Deferred income taxes	(1,973)	2,927
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	10,271	(1,560)
Inventories, net	8,187	(36,518)
Prepaid expenses and other current assets	606	5,848
Current liabilities	(14,282)	5,081
Other non-current assets, net	(283,335)	2,286
Other non-current liabilities	285,237	811
Cash provided by operating activities	$121,926	$96,377
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(354)
Purchases of property and equipment	(37,421)	(37,043)
Cash used in investing activities	$(37,421)	$(37,397)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(122,241)	(290,526)
Proceeds from revolving credit arrangements	109,248	257,710
Deferred financing costs paid	(952)	—
Proceeds from issuance of common stock	1,639	1,456
Repurchase of equity awards for employee tax withholding liabilities	(2,728)	(2,351)
Cash dividends declared and paid	(25,215)	(23,054)
Other financing activities	(1,049)	—
Cash used in financing activities	$(41,298)	$(56,765)
Net change in cash and cash equivalents	$43,207	$2,215
Effect of foreign currency translation on cash and cash equivalents	926	(231)
Cash and cash equivalents at the beginning of year	8,327	6,343
Cash and cash equivalents at the end of the period	$52,460	$8,327

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Fourth Quarter			Fourth Quarter
AS REPORTED	Fiscal 2019	Fiscal 2018	% Change	Fiscal 2019	Fiscal 2018	% Change
Tommy Bahama
Net sales	$196.0	$192.4	1.9%	$676.7	$675.4	0.2%
Gross profit	$118.7	$117.5	1.0%	$413.2	$413.5	(0.1)%
Gross margin	60.6%	61.1%		61.1%	61.2%
Operating income	$22.5	$23.4	(3.5)%	$53.2	$53.1	0.1%
Operating margin	11.5%	12.1%		7.9%	7.9%
Lilly Pulitzer
Net sales	$64.9	$63.8	1.7%	$284.7	$272.3	4.6%
Gross profit	$36.3	$32.6	11.4%	$174.6	$165.5	5.5%
Gross margin	56.0%	51.1%		61.3%	60.8%
Operating income	$5.1	$3.4	49.4%	$51.8	$47.2	9.6%
Operating margin	7.9%	5.4%		18.2%	17.3%
Lanier Apparel
Net sales	$20.4	$27.7	(26.3)%	$97.3	$100.5	(3.2)%
Gross profit	$4.2	$8.0	(47.0)%	$26.3	$28.8	(8.9)%
Gross margin	20.7%	28.8%		27.0%	28.7%
Operating (loss) income	$(1.9)	$1.6	(219.2)%	$1.5	$5.1	(71.0)%
Operating margin	(9.4)%	5.8%		1.5%	5.0%
Southern Tide
Net sales	$10.7	$10.5	1.9%	$46.4	$45.2	2.6%
Gross profit	$5.1	$5.3	(3.1)%	$22.8	$22.6	0.9%
Gross margin	47.6%	50.1%		49.1%	49.9%
Operating income	$0.7	$1.3	(46.4)%	$5.6	$5.7	(1.9)%
Operating margin	6.3%	12.0%		12.0%	12.5%
Corporate and Other
Net sales	$5.6	$4.2	34.3%	$17.8	$14.1	26.2%
Gross profit	$2.1	$1.1	86.4%	$8.1	$6.8	20.2%
Operating loss	$(5.3)	$(7.6)	30.5%	$(18.3)	$(20.5)	10.5%
Consolidated
Net sales	$297.6	$298.5	(0.3)%	$1,122.8	$1,107.5	1.4%
Gross profit	$166.4	$164.4	1.2%	$645.0	$637.1	1.2%
Gross margin	55.9%	55.1%		57.4%	57.5%
SG&A	$148.7	$145.8	2.0%	$566.1	$560.5	1.0%
SG&A as % of net sales	50.0%	48.8%		50.4%	50.6%
Operating income	$21.1	$22.0	(4.2)%	$93.7	$90.6	3.4%
Operating margin	7.1%	7.4%		8.3%	8.2%
Earnings before income taxes	$21.0	$21.6	(2.7)%	$92.4	$88.3	4.7%
Net earnings	$15.3	$16.7	(8.1)%	$68.5	$66.3	3.3%
Net earnings per diluted share	$0.90	$0.99	(9.1)%	$4.05	$3.94	2.8%
Weighted average shares outstanding - diluted	17.0	16.9	0.4%	16.9	16.8	0.4%

	Fourth Quarter			Fourth Quarter
ADJUSTMENTS	Fiscal 2019	Fiscal 2018	% Change	Fiscal 2019	Fiscal 2018	% Change
LIFO adjustments in Corporate and Other(1)	$0.6	$0.7		$1.5	$0.8
Tommy Bahama Japan inventory markdown charges(2)	$0.2	$0.0		$0.2	$0.5
Inventory step-up charges in Corporate and Other(3)	$0.0	$0.0		$0.0	$0.2
Amortization of Tommy Bahama Canada intangible assets(4)	$0.0	$0.2		$0.0	$1.4
Amortization of Lilly Pulitzer Signature Store intangible assets (5)	$0.1	$0.1		$0.3	$0.4
Amortization of Southern Tide intangible assets(6)	$0.1	$0.1		$0.3	$0.3
Tommy Bahama Japan SG&A charges(7)	$2.2	$0.0		$2.8	$3.2
TBBC change in fair value of contingent consideration (8)	$0.4	$1.0		$0.4	$1.0
Impact of income taxes(9)	$(0.5)	$(0.5)		$(0.8)	$(1.1)
Adjustment to net earnings(10)	$3.1	$1.6		$4.6	$6.5
AS ADJUSTED
Tommy Bahama
Net sales	$196.0	$192.4	1.9%	$676.7	$675.4	0.2%
Gross profit	$118.9	$117.5	1.2%	$413.4	$413.9	(0.1)%
Gross margin	60.6%	61.1%		61.1%	61.3%
Operating income	$24.9	$23.6	5.5%	$56.2	$58.2	(3.5)%
Operating margin	12.7%	12.3%		8.3%	8.6%
Lilly Pulitzer
Net sales	$64.9	63.8	1.7%	$284.7	$272.3	4.6%
Gross profit	$36.3	32.6	11.4%	$174.6	$165.5	5.5%
Gross margin	56.0%	51.1%		61.3%	60.8%
Operating income	$5.2	3.5	47.5%	$52.1	$47.6	9.4%
Operating margin	8.0%	5.5%		18.3%	17.5%
Lanier Apparel
Net sales	$20.4	$27.7	(26.3)%	$97.3	$100.5	(3.2)%
Gross profit	$4.2	$8.0	(47.0)%	$26.3	$28.8	(8.9)%
Gross margin	20.7%	28.8%		27.0%	28.7%
Operating (loss) income	$(1.9)	$1.6	(219.2)%	$1.5	$5.1	(71.0)%
Operating margin	(9.4)%	5.8%		1.5%	5.0%
Southern Tide
Net sales	$10.7	$10.5	1.9%	$46.4	$45.2	2.6%
Gross profit	$5.1	$5.3	(3.1)%	$22.8	$22.6	0.9%
Gross margin	47.6%	50.1%		49.1%	49.9%
Operating income	$0.8	$1.3	(43.8)%	$5.8	$6.0	(1.8)%
Operating margin	7.0%	12.7%		12.6%	13.2%
Corporate and Other
Net sales	$5.6	$4.2	34.3%	$17.8	$14.1	26.2%
Gross profit	$2.7	$1.8	52.7%	$9.6	$7.7	24.6%
Operating loss	$(4.2)	$(6.0)	29.4%	$(16.5)	$(18.6)	11.5%
Consolidated
Net sales	$297.6	$298.5	(0.3)%	$1,122.8	$1,107.5	1.4%
Gross profit	$167.2	$165.1	1.3%	$646.6	$638.5	1.3%
Gross margin	56.2%	55.3%		57.6%	57.7%
SG&A	$145.9	$144.4	1.1%	$562.3	$554.3	1.5%
SG&A as % of net sales	49.0%	48.4%		50.1%	50.0%
Operating income	$24.7	$24.1	2.6%	$99.1	$98.2	0.9%
Operating margin	8.3%	8.1%		8.8%	8.9%
Earnings before income taxes	$24.6	$23.6	4.0%	$97.9	$95.9	2.0%
Net earnings	$18.5	$18.3	1.1%	$73.1	$72.8	0.4%
Net earnings per diluted share	$1.09	$1.08	0.9%	$4.32	$4.32	—%

	Fourth Quarter	Fourth Quarter	Fourth Quarter
	Fiscal 2019	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
	Actual	Guidance(11)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$0.90	$1.00-1.15	$0.99	$4.05	$3.94
LIFO adjustments(12)	0.03	0.00	0.03	0.06	0.03
Inventory step-up charges(13)	0.00	0.00	0.00	0.00	0.01
Amortization of recently acquired intangible assets(14)	0.01	0.01	0.02	0.03	0.11
Tommy Bahama Japan charges(15)	0.13	0.00	0.00	0.16	0.19
Change in fair value of contingent consideration(16)	0.02	0.00	0.04	0.02	0.04
As adjusted(10)	$1.09	$1.01-1.16	$1.08	$4.32	$4.32

(1) LIFO adjustments in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Tommy Bahama Japan inventory markdown charges represent the inventory markdown impact on cost of goods sold resulting from the restructuring and exit of the Tommy Bahama Japan operations. These charges are included in cost of goods sold in Tommy Bahama.
(3) Inventory step-up charges in Corporate and Other represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the acquisition of TBBC. These charges are included in cost of goods sold in Corporate and Other.
(4) Amortization of Tommy Bahama Canada intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in Tommy Bahama.
(5) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(6) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(7) Tommy Bahama Japan SG&A charges represents the SG&A impact of the restructuring and exit of the Tommy Bahama Japan operations, consisting of lease termination fees, premises reinstatement, severance, foreign currency charges and non-cash asset impairment charges. These charges are included in SG&A in Tommy Bahama.
(8) Change in fair value of contingent consideration represents the impact related to the change in the fair value of contingent consideration related to the TBBC acquisition.
(9) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(10) Amounts in columns may not add due to rounding.
(11) Guidance as issued on December 11, 2019.
(12) LIFO adjustments represents the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments are reflected in the guidance for any future periods.
(13) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges related to the acquisition of TBBC.
(14) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(15) Tommy Bahama Japan charges represent the impact, net of income taxes, on net earnings per diluted share resulting from the charges related to the restructuring and exit of the Tommy Bahama Japan operations.
(16) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per diluted share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.

Comparable Sales Change
The Company's disclosures for comparable sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because Fiscal 2017 was a 53-week period, comparable sales for Fiscal 2018 are calculated on a calendar-adjusted, rather than fiscal, basis by comparing the Fiscal 2018 period to the comparable calendar period in the preceding year and the Fourth Quarter of Fiscal 2018 is on a 13 week to 13 week calendar-adjusted basis. Additionally, comparable sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively.
	Q1	Q2	Q3	Q4	Full Year
Oxford Total
Fiscal 2019	2%	3%	6%	4%	4%
Fiscal 2018	1%	7%	7%	2%	4%
Fiscal 2017	2%	1%	4%	6%	3%
Tommy Bahama
Fiscal 2019	2%	3%	6%	2%	3%
Fiscal 2018	(1)%	8%	5%	2%	3%
Fiscal 2017	5%	4%	5%	6%	5%
Lilly Pulitzer
Fiscal 2019	1%	1%	6%	5%	2%
Fiscal 2018	7%	6%	15%	3%	7%
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%

Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	113	111	111
Retail-restaurant	17	17	17	17	16
Outlet	37	37	37	37	35
Total Tommy Bahama	167	167	167	165	162
Lilly Pulitzer	62	63	63	63	61
Southern Tide	—	—	—	—	1
Oxford Total	229	230	230	228	224
Fiscal 2018
Tommy Bahama
Full-price retail store	110	111	111	113	113
Retail-restaurant	18	18	18	17	17
Outlet	38	38	38	38	37
Total Tommy Bahama	166	167	167	168	167
Lilly Pulitzer	57	59	60	60	62
Oxford Total	223	226	227	228	229